AMENDMENT ONE
                                     TO THE
                   CONTRAN DEFERRED COMPENSATION TRUST NO. 2


     This Amendment, dated this 18th day of December, 1996, by and between Contran Corporation, a Delaware corporation ("Company") and NationsBank of Texas, N.A., a national banking association ("Trustee").

                                  WITNESSETH:

     WHEREAS, Company and Trustee have previously entered into the Contran Deferred Compensation Trust No. 2 dated October 1, 1995 ("Trust");

     WHEREAS, Company and Trustee desire to amend the Trust in certain respects;

     NOW, THEREFORE, the parties hereby amend the Trust as follows:

     1.By adding "or Section 5(c)" after "Section 3" in the first line of
Section 4 of the Trust.

     2.Section 5(a) is amended to delete the words "may be" from the first line thereof and to insert the words "real property, securities (including stock or rights to acquire stock) or obligations issued by Company or subsidiaries of the Company (provided such securities or obligations are publicly traded)," between the words "any" and "stocks" in the third line thereof.

     3.Section 5(b) is amended in its entirety to read as follows:

     "(b) Trustee shall not have any investment discretion with respect to the assets of the Trust and shall not sell or otherwise dispose of any assets that are deposited by Contran with the Trust unless it is directed to do so by Company in writing. All rights associated with assets of the Trust shall be exercised by Company or the person designated by Company, and shall in no event be exercisable by or rest with Plan participants. Voting rights with respect to Trust assets will be exercised by the Company."

     4.In all other respects, the provisions of the Trust are hereby ratified and confirmed.

CONTRAN CORPORATION           NATIONSBANK OF TEXAS, N.A.

By:  /s/ Steven L. Watson          By:  /s/ Unreadable
   ---------------------------          ---------------------------

Title:  Vice President             Title:  Vice President